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                                                                EXHIBIT 10.18


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March 1, 1995

Paul H. Fischer, Ph.D.
15310 Kwanzan Court
N. Potomac, Maryland 20878

Dear Paul:

It is with great pleasure that i extend an offer of employment to you for the position of Vice President of Research and Development, a position which reports directly to the President of GenVec, Inc. We were all very impressed with your backround and experience and have every confidence that you would be an extremely valuable addition to our Management Team.

The specific terms of this offer are detailed in the enclosed schedule. I believe that you will find these terms to be consistent with those discussed during our recent conversations. As you will see, I have listed your start date as "To be determined". We would be anxious for you to join us as soon as possible, but the exact start date can be agreed upon later.

I have also enclosed two (2) copies of the GenVec Confidentiality, Invention, and Non-Compete Agreement that must be signed by each GenVec employee. Please feel free to review this document and call me with any questions.

I know that you are as excited about the opportunities at GenVec as I am. We are all looking forward to working with you and gaining the benefit of your extensive experience. Together, we will certainly be able to build a stronger, more valuable company.

If the terms of this offer are acceptable to you, please sign and date both copies of this letter and the Confidentiality, Invention and Non-Compete Agreement, keep one of each for yourself and return the other to me.


Sincerely,

/s/ Thomas W. D'Alonzo
Thomas W. D'Alonzo
President & Chief Executive Officer

enclosures


AGREED TO AND ACCEPTED BY:

/s/ Paul H. Fischer, Ph.D.                           March 9, 1995
--------------------------                           -------------------
Paul H. Fischer, Ph.D.                               Date


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                                  GENVEC, INC.

                               TERMS OF EMPLOYMENT

Employee
Name:          Paul H. Fischer, Ph.D.

Position:      Vice President of Research and Development

Start Date:    March 1, 1995

Salary:        $170,000 per annum, to be paid in semi-monthly installments

Equity: You will be awarded options to purchase 475,000 shares of common stock at a price of $0.10 per share, as follows:

               - 425,000 shares vesting equally over a four year period

               - 25,000 shares for each of your first two years of employment at GenVec, vesting based on the achievement of agreed upon milestones during those periods.

Salary
Continuation:  Should your employment be terminated for any reason other than for cause, your salary shall continue to be paid for a period of nine (9) months from the effective date of such termination. Payments made hereunder would cease if you become permanently employed at the same or greater salary during the nine month period.

Vacation:      Three (3) weeks annual vacation.

Holidays:      Seven paid holidays plus three paid floating holidays.

Medical
Insurance:     The Company will provide health and dental insurance through its group policy with Aetna. The Company splits the cost of this plan 80/20 with the employee. A family plan currently costs the employee $112.33 per month through payroll deductions.

Disability
Insurance:     The first 90 days of short term disability is covered by the
               Company at 80% of pay until after two years of service. After two years, the first 90 days will be paid at 100% of salary.
               After 90 days, long term disability will pay 60% of salary, with a maximum monthly payment of $5,000.


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401(k)
Plan: The Company allows all employees with six months of service and 21 years of age to participate in its 401(k) plan. Employees may contribute, on a pretax basis, the lesser of 15% of their salary or $9,240. The plan is subject to all IRS compliance regulations.

Other
Benefits:     The Company will insure you when traveling on business up to
              $250,000. Basic life insurance of $50,000 is also provided. You will be included in other benefit programs which may be established by the Company, consistent with your position within the Company.